Exhibit 99.1
News Release

Lockheed Martin Reports First Quarter 2026 Financial Results
•Orion capsule successfully completes historic mission around the moon
•Lockheed Martin and Department of War sign multiyear framework agreements to increase munitions production
•Sales of $18.0 billion
•Net earnings of $1.5 billion, or $6.44 per share
•Cash from operations of $220 million and free cash flow of $(291) million
•Reaffirms 2026 financial outlook

BETHESDA, Md., April 23, 2026 – Lockheed Martin Corporation [NYSE: LMT] today reported first quarter 2026 sales of $18.0 billion, compared to $18.0 billion in the first quarter of 2025. Net earnings in the first quarter of 2026 were $1.5 billion, or $6.44 per share, compared to $1.7 billion, or $7.28 per share, in the first quarter of 2025. Cash from operations was $220 million in the first quarter of 2026, compared to $1.4 billion in the first quarter of 2025. Free cash flow was $(291) million in the first quarter of 2026, compared to $955 million in the first quarter of 2025.
“Lockheed Martin’s superior capabilities in delivering advanced defense technology and systems and in space exploration have been proven again and again in 2026. Our Orion spacecraft safely carried the crew farther from Earth than ever before during NASA’s historic Artemis II mission, concluding with a precisely executed re-entry and splashdown. Our superior fifth generation fighter jets, the F-35 and F-22, continue to operate with great effectiveness in contested and difficult missions. Additionally, our layered missile defense architecture, including phased array radars, Aegis integrated command and control system, and the THAAD and advanced Patriot Missile interceptors, protected both military assets and civilians,” said Lockheed Martin Chairman, President and CEO Jim Taiclet.
“Given the high level of demand for many of these systems, we also pioneered a number of commercially inspired, long term business arrangements with U.S. government leadership. In the first quarter, we signed several framework agreements to accelerate and scale munitions production, including advanced Patriot Missile, THAAD, and PrSM. We anticipate that these groundbreaking agreements will benefit both industry and the government and serve as the example for future contracting initiatives. The multi-year demand commitments defined in these framework agreements will in turn support strategic investments in production infrastructure, bolster our supply chain, and enhance our workforce to increase production rates of these critical systems by 3-4 times current rates,” continued Taiclet.
“Our first quarter revenue of more than $18 billion, segment operating profit of $1.8 billion, and substantial backlog were a result of both strong customer demand, our continued commitment to operational performance and focused risk management. We reaffirm our 2026 full year guidance with anticipated sales and operating profit growth of approximately 5% and 25% year-over-year, respectively, and expected free cash flow between $6.5 and $6.8 billion.”

Summary Financial Results
The following table presents the company's summary financial results:

	(in millions, except per share data)	Quarters Ended
		March 29, 2026	March 30, 2025
	Sales	$18,021	$17,963

	Business segment operating profit[1]	$1,823	$2,085
	Unallocated items
	FAS/CAS pension operating adjustment	421	379
	Intangible asset amortization expense	(50)	(64)
	Other, net[2]	(131)	(28)
	Total unallocated items	240	287
	Consolidated operating profit	$2,063	$2,372

	Net earnings	$1,488	$1,712

	Diluted earnings per share	$6.44	$7.28

	Cash from operations	$220	$1,409
	Capital expenditures	(511)	(454)
	Free cash flow[1]	$(291)	$955

1	Business segment operating profit and free cash flow are non-GAAP measures. See the "Use of Non-GAAP Financial Measures" section of this news release for more information.
2	Other, net for the quarter ended March 29, 2026 included net losses of $44 million ($33 million, or $0.14 per share, after-tax) due to changes in fair value of net assets and liabilities for deferred compensation plans, compared to net gains of $29 million ($22 million, or $0.09 per share, after-tax) for the quarter ended March 30, 2025.

Cash from operations in the quarter ended March 29, 2026 was $220 million with free cash flow of $(291) million compared to $1.4 billion with $955 million of free cash flow in the quarter ended March 30, 2025. The decrease in cash from operations was primarily due to higher working capital largely as a result of timing of billing activities.
The company's cash activities in the quarter ended March 29, 2026, included the following:
•capital expenditures of $511 million;
•independent research and development of $458 million;
•cash dividends of $816 million; and
•scheduled long-term debt repayments of $1.0 billion.

2026 Financial Outlook
The company’s financial outlook and other sections of this news release contain forward-looking statements, which reflect the company's judgment based on the information available at the time of this news release. It is the company's practice not to incorporate adjustments into its financial outlook for future gains or losses related to changes in valuations of the company's net assets and liabilities for deferred compensation plans or early-stage company investments, pension annuity contracts or discretionary contributions, financing transactions, changes in law, or new accounting standards until such items have been consummated, enacted or adopted. Actual results may differ materially from those projected. For additional factors that may impact the company's actual results, refer to the “Forward-Looking Statements” section in this news release.

	(in millions, except per share data)	2026 Outlook

	Sales	$77,500 - $80,000

	Business segment operating profit[1]	$8,425 - $8,675

	Total FAS/CAS pension adjustment	~$1,365

	Diluted earnings per share	$29.35 - $30.25

	Cash from operations	$9,150 - $9,450
	Capital expenditures	$2,500 - $2,800
	Free cash flow[1]	$6,500 - $6,800

1	Business segment operating profit and free cash flow are non-GAAP measures. See the "Use of Non-GAAP Financial Measures" section of this news release for more information.

Segment Results
The company operates in four business segments organized based on the nature of products and services offered: Aeronautics, Missiles and Fire Control (MFC), Rotary and Mission Systems (RMS) and Space. The following table presents summary operating results of the company's business segments and reconciles these amounts to the company's consolidated financial results.

(in millions)	Quarters Ended
	March 29, 2026	March 30, 2025
Sales
Aeronautics	$6,953	$7,057
Missiles and Fire Control	3,649	3,373
Rotary and Mission Systems	3,991	4,328
Space	3,428	3,205
Total sales	$18,021	$17,963

Operating profit
Aeronautics	$619	$720
Missiles and Fire Control	500	465
Rotary and Mission Systems	423	521
Space	281	379
Total business segment operating profit	1,823	2,085
Unallocated items
FAS/CAS operating adjustment	421	379
Intangible asset amortization expense	(50)	(64)
Other, net	(131)	(28)
Total unallocated items	240	287
Total consolidated operating profit	$2,063	$2,372

For information on factors impacting comparability of the company's segment sales, operating profit and operating margins, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2025.
Total sales during the quarter ended March 29, 2026 was comparable to the same period in 2025. Higher sales at MFC and Space were offset by lower sales at RMS and Aeronautics.
Total business segment operating profit decreased $262 million, or 13% primarily due to lower net profit booking rate adjustments at Aeronautics in the first quarter of 2026 and the absence of favorable performance in the first quarter of 2025 upon completion on certain commercial civil space programs at Space and a classified program at Aeronautics.

Aeronautics

(in millions)	Quarters Ended
	March 29, 2026	March 30, 2025
Sales	$6,953	$7,057
Operating profit	619	720
Operating margin	8.9%	10.2%
Sales during the quarter ended March 29, 2026 decreased $104 million, or 1%, compared to the same period in 2025. The decrease was primarily attributable to lower sales of approximately $325 million on classified programs due to lower volume; and approximately $145 million for the F-16 program due to the sales impact of unfavorable profit adjustments recognized in first quarter of 2026 and lower production volume. These decreases were partially offset by higher sales of approximately $325 million for the F-35 program due to higher volume on sustainment contracts.

Operating profit during the quarter ended March 29, 2026 decreased $101 million, or 14%, compared to the same period in 2025, primarily due to a $95 million decrease in profit booking rate adjustments. This decrease in profit book rate adjustments reflects $125 million of unfavorable profit adjustments on the F-16 program as a result of production performance and development delays; $55 million of net unfavorable profit adjustments on the C-130 program as a result of continued diminishing manufacturing source integration challenges and associated delivery delays; and the absence of an $80 million adjustment that occurred in the quarter ended March 30, 2025 resulting from favorable performance at completion on a classified program. These decreases in profit booking rate adjustments were partially offset by $130 million of higher favorable profit adjustments on the F-35 program.

Missiles and Fire Control

(in millions)	Quarters Ended
	March 29, 2026	March 30, 2025
Sales	$3,649	$3,373
Operating profit	500	465
Operating margin	13.7%	13.8%
Sales during the quarter ended March 29, 2026 increased $276 million, or 8%, compared to the same period in 2025. This increase was primarily attributable to production ramp-up of $190 million at integrated air and missile defense programs (existing contracts on PAC-3) and $75 million at tactical and strike missile programs (Joint Air-to-Surface Standoff Missile (JASSM), Long Range Anti-Ship Missile (LRASM) and Precision Strike Missile (PrSM)).
Operating profit during the quarter ended March 29, 2026 increased $35 million, or 8%, compared to the same period in 2025. This increase was primarily attributable to higher sales volume previously described.

Rotary and Mission Systems
Effective January 2026, the Integrated Warfare Systems and Sensors (IWSS) and C6ISR lines of business within RMS were restructured and renamed Sensors, Effectors & Mission Systems (SEMS) and Mission Integrated Command and Control (MIC2). This includes realignment of various programs, such as Aegis and River-Class Destroyer (RCD) moving from what was historically IWSS to MIC2, which more closely aligns with C6ISR. SEMS and MIC2 will therefore incorporate an updated mix of existing program portfolios designed to accelerate mission‑focused solutions and enhance the company's customers’ experience.

(in millions)	Quarters Ended
	March 29, 2026	March 30, 2025
Sales	$3,991	$4,328
Operating profit	423	521
Operating margin	10.6%	12.0%
Sales during the quarter ended March 29, 2026 decreased $337 million, or 8% compared to the same period in 2025. The decrease was primarily attributable to lower net sales of $170 million on SEMS programs due to lower volume on radar programs; and $110 million on Sikorsky helicopter programs (CH-53K, Seahawk and Black Hawk) primarily due to lower volume and the sales impact of unfavorable profit adjustments recognized in the quarter ended March 29, 2026.
Operating profit during the quarter ended March 29, 2026 decreased $98 million, or 19%, compared to the same period in 2025. This was primarily attributable to a $50 million decrease in profit booking rate adjustments largely driven by unfavorable profit adjustments on the CH-53K and Seahawk programs; and the absence of a $50 million cost recovery related to an intellectual property license arrangement that occurred in the quarter ended March 30, 2025.

Space

(in millions)	Quarters Ended
	March 29, 2026	March 30, 2025
Sales	$3,428	$3,205
Operating profit	281	379
Operating margin	8.2%	11.8%
Sales during the quarter ended March 29, 2026 increased $223 million, or 7%, compared to the same period in 2025. This increase was primarily attributable to higher sales volume of $245 million for strategic and missile defense programs on the FBM and Next Generation Interceptor (NGI) programs.
Operating profit during the quarter ended March 29, 2026 decreased $98 million, or 26%, compared to the same period in 2025. This decrease was primarily attributable to a $125 million decrease in profit booking rate adjustments driven by favorable performance at completion on certain commercial civil space programs for the quarter ended March 30, 2025; partially offset by an increase from higher sales volume previously described.

Income Taxes

The company's effective income tax rates were 16.1% and 15.9% for the quarters ended March 29, 2026 and March 30, 2025. The rates for all periods benefited from the tax deductions for foreign derived deduction eligible income (formerly known as foreign derived intangible income), research and development tax credits, dividends paid to the company's defined contribution plans with an employee stock ownership plan feature and employee equity awards.

On February 18, 2026, the U.S. Department of Treasury issued Notice 2026-7 (the Notice) providing additional interim guidance regarding the application of the CAMT. The company is continuing to evaluate the impacts of the One Big Beautiful Bill Act and the Notice and there could be additional impacts to its financial results or cash flows.
Use of Non-GAAP Financial Measures
This news release contains the following non-generally accepted accounting principles (non-GAAP) financial measures (as defined by U.S. Securities and Exchange Commission (SEC) Regulation G). While management believes that these non-GAAP financial measures may be useful in evaluating the financial performance of the company, this information should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP. In addition, the company's definitions for non-GAAP financial measures may differ from similarly titled measures used by other companies or analysts.
Business segment operating profit
Business segment operating profit represents operating profit from the company's business segments before unallocated income and expense. This measure is used by the company's senior management in evaluating the performance of its business segments and is a performance goal in the company's annual incentive plan. Business segment operating margin is calculated by dividing business segment operating profit by sales. The table below reconciles the non-GAAP measure business segment operating profit with the most directly comparable GAAP financial measure, consolidated operating profit.

	(in millions)	2026 Outlook
	Business segment operating profit (non-GAAP)	$8,425 - $8,675
	FAS/CAS operating adjustment[1]	~1,685
	Intangible asset amortization expense	~(200)
	Other, net	~(475)
	Consolidated operating profit (GAAP)	$9,435 - $9,685

1	Reflects the amount by which total CAS pension cost of $1.7 billion exceeds FAS pension service cost and excludes non-service FAS pension expense. Refer to the supplemental table "Selected Financial Data" included in this news release for a detail of the FAS/CAS operating adjustment.

Free cash flow

Free cash flow is a non-GAAP financial measure that the company defines as cash from operations less capital expenditures. The company's capital expenditures are comprised of equipment and facilities infrastructure and information technology (inclusive of costs for the development or purchase of internal-use software that are capitalized). The company uses free cash flow to evaluate its business performance and overall liquidity. While management believes that free cash flow as a non-GAAP financial measure may be useful in evaluating the company's financial performance, it should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP and may not be comparable to similarly titled measures used by other companies.

Webcast and Conference Call Information

Lockheed Martin Corporation will webcast live the earnings results conference call (listen-only mode) on Thursday, April 23, 2026, at 8:30 a.m. ET on the Lockheed Martin Investor Relations website at www.lockheedmartin.com/investor. The accompanying presentation slides and relevant financial charts are also available at www.lockheedmartin.com/investor.

For additional information, visit the company’s website: www.lockheedmartin.com.

About Lockheed Martin

Lockheed Martin is a global defense technology company driving innovation and advancing scientific discovery. Our all-domain mission solutions and 21st Century Security® vision accelerate the delivery of transformative technologies to ensure those we serve always stay ahead of ready. More information at www.lockheedmartin.com.

# # #

Media Contacts:
Corporate Communications
+1 301-214-3030, media.relations@lmco.com

Investor Relations Contacts:
Mark Kvasnak, Vice President, Investor Relations
Jessica Serafin, Director, Investor Relations
+1 301-897-6800, investor.relations@lmco.com

Forward-Looking Statements

This news release contains statements that, to the extent they are not recitations of historical fact, constitute forward-looking statements within the meaning of the federal securities laws, and are based on Lockheed Martin’s current expectations and assumptions. The words “believe,” “estimate,” “anticipate,” “project,” “intend,” “expect,” “plan,” “outlook,” “scheduled,” “forecast” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially due to factors such as:

•the company's reliance on contracts with the U.S. Government, which are dependent on U.S. Government funding and can be terminated for convenience, and the company's ability to negotiate favorable contract terms;
•budget uncertainty, the risk of future budget cuts, the impact of continuing resolution funding mechanisms, the debt ceiling and government shutdowns, and changing funding and acquisition priorities;
•    risks related to the development, production, sustainment, performance, schedule, cost and requirements of complex and technologically advanced programs, including the F-35 program;
•    planned production rates and orders for significant programs, compliance with stringent performance and reliability standards, and materials availability, including government furnished equipment and rare earth minerals;
•the timing of contract awards or contract definitization, decisions by government customers to impose contract terms following undefinitized contract actions, achievement of performance milestones, customer acceptance of product deliveries, and receipt of customer payments;
•the company's ability to recover costs under U.S. Government contracts, the mix of fixed-price and cost-reimbursable contracts and the risks inherent in preparing estimates for fixed-price contracts (particularly for complex and technologically advanced programs);
•    customer procurement and other policies, laws, regulations and executive actions that affect the company and its industry, programs, future opportunities, and financial performance, including those relating to mission priorities, competing domestic and international spending, contracting terms (such as fixed-price requirements), acquisition process reforms, treatment of contractor performance issues, and contractor access to competitive opportunities;
•    performance and/or financial viability of key suppliers, teammates, joint ventures (including United Launch Alliance), joint venture partners, subcontractors and customers;
•changes in economic, capital market and political conditions in the U.S. and globally;
•    the impact of inflation and other cost pressures;
•government actions that restrict or prevent the sale or delivery of the company's products (such as delays in approvals for exports requiring Congressional notification);
•    foreign policy and international trade actions taken by governments such as tariffs, sanctions, embargoes, export and import controls, buying preferences, and other trade restrictions;
•    the company's success expanding into and doing business in adjacent markets and internationally and the risks posed by international sales, including potential effects from fluctuations in currency exchange rates;
•    changes in non-U.S. national priorities and government budgets and planned orders;
•    the competitive environment for the company's products and services;
•    the company's ability to develop and commercialize new technologies and products, including emerging digital and network technologies and capabilities;
•the company's ability to benefit fully from or adequately protect its intellectual property rights;
•    the company's ability to attract and retain a highly skilled workforce and the impact of work stoppages or other labor disruptions;
•    cyber or other security threats or other disruptions faced by the company or its suppliers;
•    the company's ability to implement and continue, and the timing and impact of, capitalization changes such as share repurchases, dividend payments and financing transactions, including as a result of presidential executive orders;

•    the accuracy of the company's estimates and projections;
•    changes in pension plan assumptions and actual returns on pension assets; cash funding requirements and pension annuity contracts and associated charges;
•    realizing the anticipated benefits of acquisitions or divestitures, investments, joint ventures, teaming arrangements or internal reorganizations, and market volatility affecting the fair value of investments that are marked to market;
•    the company's efforts to fund and increase production capabilities and the efficiency of its operations and improve the affordability of its products and services, including through digital transformation and cost reduction initiatives;
•    the risk of an impairment of the company's assets, including the potential impairment of goodwill and intangibles;
•    the availability and adequacy of the company's insurance and indemnities;
•    compliance with laws, regulations, policies, and customer requirements relating to environmental matters;
•    the impact of public health crises, natural disasters and other severe weather conditions on the company's business and financial results, including supply chain disruptions and delays, employee absences, and program delays;
•    changes in accounting, U.S. or foreign tax, export or other laws, regulations, and policies and their interpretation or application, and changes in the amount or reevaluation of uncertain tax positions; and
•    the outcome of legal proceedings, bid protests, environmental remediation efforts, audits, administrative reviews, government investigations or government allegations that the company has failed to comply with law, other contingencies and U.S. Government identification of deficiencies in its business systems.

These are only some of the factors that may affect the forward-looking statements contained in this news release. For a discussion identifying additional important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, see the company’s filings with the U.S. Securities and Exchange Commission including, but not limited to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in the company’s most recent Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q. The company’s filings may be accessed through the Investor Relations page of its website, www.lockheedmartin.com/investor, or through the website maintained by the SEC at www.sec.gov.

The company’s actual financial results likely will be different from those projected due to the inherent nature of projections. Given these uncertainties, forward-looking statements should not be relied on in making investment decisions. The forward-looking statements contained in this news release speak only as of the date of its issuance. Except where required by applicable law, the company expressly disclaims a duty to provide updates to forward-looking statements after the date of this news release to reflect subsequent events, changed circumstances, changes in expectations, or the estimates and assumptions associated with them. The forward-looking statements in this news release are intended to be subject to the safe harbor protection provided by the federal securities laws.

Lockheed Martin Corporation
Consolidated Statements of Earnings1
(unaudited; in millions, except per share data)

		Quarters Ended
		March 29, 2026	March 30, 2025
	Sales	$18,021	$17,963
	Operating costs and expenses	(15,943)	(15,640)
	Gross profit	2,078	2,323
	Other (expense) income, net	(15)	49
	Operating profit	2,063	2,372
	Interest expense	(269)	(268)
	Non-service FAS pension expense	(80)	(98)
	Other non-operating income, net	60	30
	Earnings before income taxes	1,774	2,036
	Income tax expense	(286)	(324)
	Net earnings	$1,488	$1,712
	Effective tax rate	16.1%	15.9%

	Earnings per common share
	Basic	$6.47	$7.30
	Diluted	$6.44	$7.28

	Weighted average shares outstanding
	Basic	229.9	234.4
	Diluted	231.1	235.3

	Common shares reported in stockholders’ equity at end of period	230	233

1
The company closes its books and records on the last Sunday of the calendar quarter to align its financial closing with its business processes, which was on March 29, for the first quarter of 2026 and March 30, for the first quarter of 2025. The consolidated financial statements and tables of financial information included herein are labeled based on that convention. This practice only affects interim periods, as the company's fiscal year ends on Dec. 31.

Lockheed Martin Corporation
Business Segment Summary Operating Results
(unaudited; in millions)

	Quarters Ended
	March 29, 2026	March 30, 2025	% Change
Sales
Aeronautics	$6,953	$7,057	(1%)
Missiles and Fire Control	3,649	3,373	8%
Rotary and Mission Systems	3,991	4,328	(8%)
Space	3,428	3,205	7%
Total sales	$18,021	$17,963	—%

Operating profit
Aeronautics	$619	$720	(14%)
Missiles and Fire Control	500	465	8%
Rotary and Mission Systems	423	521	(19%)
Space	281	379	(26%)
Total business segment operating profit	1,823	2,085	(13%)
Unallocated items
FAS/CAS operating adjustment	421	379
Intangible asset amortization expense	(50)	(64)
Other, net	(131)	(28)
Total unallocated items	240	287	(16%)
Total consolidated operating profit	$2,063	$2,372	(13%)

Operating margin
Aeronautics	8.9%	10.2%
Missiles and Fire Control	13.7%	13.8%
Rotary and Mission Systems	10.6%	12.0%
Space	8.2%	11.8%
Total business segment operating margin	10.1%	11.6%

Total consolidated operating margin	11.4%	13.2%

Lockheed Martin Corporation
Consolidated Balance Sheets
(in millions, except par value)

	March 29, 2026	Dec. 31, 2025
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$1,894	$4,121
Receivables, net	2,322	3,901
Contract assets	15,885	13,001
Inventories	4,251	3,524
Other current assets	728	815
Total current assets	25,080	25,362

Property, plant and equipment, net	11,283	11,292
Goodwill	11,306	11,314
Intangible assets, net	1,837	1,887
Deferred income taxes	2,802	2,975
Other noncurrent assets	6,930	7,010
Total assets	$59,238	$59,840

Liabilities and equity
Current liabilities
Accounts payable	$4,707	$3,630
Salaries, benefits and payroll taxes	2,676	3,184
Contract liabilities	10,735	11,440
Current maturities of long-term debt	168	1,168
Other current liabilities	3,804	3,913
Total current liabilities	22,090	23,335

Long-term debt, net	20,529	20,532
Accrued pension liabilities	3,923	3,915
Other noncurrent liabilities	5,207	5,337
Total liabilities	51,749	53,119

Stockholders’ equity
Common stock, $1 par value per share	230	229
Additional paid-in capital	32	—
Retained earnings	14,723	14,034
Accumulated other comprehensive loss	(7,496)	(7,542)
Total stockholders’ equity	7,489	6,721
Total liabilities and equity	$59,238	$59,840

Lockheed Martin Corporation
Consolidated Statements of Cash Flows
(unaudited; in millions)

	Quarters Ended
	March 29, 2026	March 30, 2025
Operating activities
Net earnings	$1,488	$1,712
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	398	397
Stock-based compensation	83	60
Deferred income taxes	161	(34)
Qualified defined benefit pension plans	92	111
Changes in assets and liabilities
Receivables, net	1,579	327
Contract assets	(2,884)	(1,720)
Inventories	(727)	(125)
Accounts payable	1,222	1,680
Contract liabilities	(705)	(420)
Income taxes	103	339
Other, net	(590)	(918)
Net cash provided by operating activities	220	1,409

Investing activities
Capital expenditures	(511)	(454)
Other, net	(30)	24
Net cash used for investing activities	(541)	(430)

Financing activities
Repayments of long-term debt	(1,000)	—
Repurchases of common stock	—	(750)
Dividends paid	(816)	(796)
Other, net	(90)	(113)
Net cash used for financing activities	(1,906)	(1,659)

Net change in cash and cash equivalents	(2,227)	(680)
Cash and cash equivalents at beginning of period	4,121	2,483
Cash and cash equivalents at end of period	$1,894	$1,803

Lockheed Martin Corporation
Selected Financial Data
(unaudited; in millions)

	2026 Outlook	2025 Actual
Total FAS pension expense and CAS cost
FAS pension expense	$(370)	$(924)
Less: CAS pension cost	1,735	1,568
Total FAS/CAS pension adjustment	$1,365	$644
Less: pension settlement charge	—	479
Total FAS/CAS pension adjustment - adjusted[1]	$1,365	$1,123

Service and non-service cost reconciliation
FAS pension service cost	$(50)	$(50)
Less: CAS pension cost	1,735	1,568
FAS/CAS pension operating adjustment	1,685	1,518
Non-service FAS pension expense	(320)	(874)
Total FAS/CAS pension adjustment	$1,365	$644
Less: pension settlement charge	—	479
Total FAS/CAS pension adjustment - adjusted[1]	$1,365	$1,123

1	The cost components in the table above relate only to the company's qualified defined benefit pension plans. The company recognized a noncash, non-operating pretax settlement charge of $479 million in the fourth quarter of 2025.

Lockheed Martin Corporation
Other Financial and Operating Information
(unaudited; in millions, except for aircraft deliveries and weeks)

Backlog	March 29, 2026	Dec. 31, 2025
Aeronautics	$55,032	$59,435
Missiles and Fire Control	46,565	46,650
Rotary and Mission Systems	45,840	47,715
Space	38,990	39,822
Total backlog	$186,427	$193,622

	Quarters Ended
Aircraft Deliveries	March 29, 2026	March 30, 2025
F-35	32	47
F-16	—	4
C-130J	1	1
Government helicopter programs	19	9
Commercial helicopter programs	—	1

	Number of Weeks in Reporting Period[1]	2026	2025
	First quarter	12	13
	Second quarter	13	13
	Third quarter	13	13
	Fourth quarter	14	13

1	Calendar quarters are typically comprised of 13 weeks. However, the company closes its books and records on the last Sunday of each month, except for the month of Dec., as its fiscal year ends on Dec. 31. As a result, the number of weeks in a reporting quarter may vary slightly during the year and for comparable prior year periods.